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J90
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CHANGE OF INSURED RIDER
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ISSUED BY GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY AS PART OF THE POLICY TO
WHICH IT IS ATTACHED.


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CHANGE OF INSURED
The Owner may change the Insured under this policy by submitting to the Company for its approval:
o a written request for the change signed by both the Owner and the new Insured.
o        evidence of insurability for the new Insured.
o evidence that there is an insurable interest between the Owner and the new Insured.
o evidence that the new Insured's age, nearest birthday, is under 70 years as of the Change of Insured
     Date.
o evidence that the new Insured was born prior to the Policy Date of the policy to which this rider is attached.

The amount in the Policy Value Account less any outstanding loans on the Change of Insured Date must be positive.

With the exception of this Change of Insured Rider, all additional benefit riders attached to the policy will terminate on the Change of Insured Date.

PREMIUMS AND CHARGES The Company will charge for the cost of underwriting the new Insured and for administrative expenses when this rider is exercised.

The premium for the policy is shown in the Schedule of Benefits and Premiums. On and after the Change of Insured Date, policy premiums are based on the new Insured's age and the premium rate in effect on the Policy Date and on the new Insured's sex and mortality class as of the Change of Insured Date.

CHANGE OF INSURED DATE
If the request for change is approved by the Company, the Change of Insured Date will be the first day of the month on or following the date of approval. Coverage for the new Insured will take effect on the Change of Insured Date. Coverage for the prior Insured will remain in effect until the Change of Insured Date.


INCONTESTABILITY AND SUICIDE EXCLUSION The time periods in the Incontestability and Suicide Exclusion provisions of the policy will begin for the new Insured on the Change of Insured Date.

POLICY DATE
The Policy Date for the policy to which this rider is attached will not change on the Change of Insured Date.

FACE AMOUNT
The Face Amount of the policy will not change on the Change of Insured Date.

POLICY VALUE ACCOUNT
The Policy Value Account of the policy will not change on the change of Insured Date.

TAX CONSIDERATIONS
The Company makes no representation concerning the tax effect of the exercise of this rider. No agent has the authority to make such a representation on behalf of the Company. The Owner of the policy to which this rider is attached should engage competent private counsel for advice concerning the potential taxability of any provision of the rider or the policy.

It is the intent of the policy to which this rider is attached to always be considered life insurance for tax purposes. If the Company determines in its sole opinion, at any time, that the cash value has reached an amount that may jeopardize the tax exempt status of the proceeds payable upon death, it reserves the right to refund the portion of the cash value in excess of allowable limits for tax exempt purposes. Also, the Company reserves the right to refund any portion of the cash value accumulating in an amount that would be charged as current interest income to the Owner.



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     CHANGE OF INSURED RIDER (continued)
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     It may by necessary periodically to apply tests to determine the tax status of the policy. However, the Company does not give tax advice and this provision should not be construed to mean that proceeds and policy values will be exempt from future actions of any tax authority.

TERMINATION
This rider will terminate on the earliest of:
o        the date the policy is surrendered or terminated.
o        the date the policy's nonforfeiture benefits take effect.
o the date the policy is changed to a policy for which this rider is not available.
o the end of the policy's grace period, unless the Continuation of Insurance provision is in effect.


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     Signed for the Great-West Life & Annuity Insurance Company.


                                     /s/ W.T. McCallum

                                             W.T. McCallum,
                                     President and Chief Executive Officer


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